Exhibit 99.1

For Immediate Release	For more information, contact:
September 27, 2006	William D. Patterson, SVP and CFO
Pennichuck Corporation
603-913-2300 x 2309

PENNICHUCK CORPORATION ANNOUNCES REMARKETING OF $17,865,000

TAX-EXEMPT BONDS AND NEW HAMPSHIRE PUC APPROVAL OF

TEMPORARY 14.41% RATE INCREASE

Merrimack, NH (NASDAQ: PNNW) – Pennichuck Corporation today announced that its subsidiary Pennichuck Water Works, Inc. last Thursday remarketed $17,865,000 of tax-exempt bonds in two series, Series B-1 and B-2. The closing is scheduled for October 2, 2006. The $6,000,000 Series B-1 bonds which will become a long-term debt obligation at closing were priced at 3.85% at par with a two-year mandatory tender structure. The $11,865,000 Series B-2 bonds were priced at 3.62% at par with a six-month mandatory tender structure. The proceeds of the Series B-2 bond remarketing will be escrowed and invested in an FHLB security of like amount for the entire six-month period. While proceeds are in escrow, the Series B-2 bonds are not a debt obligation of the Company. The remarketing is part of a $50 million tax-exempt bond financing program initially implemented in 2005. These financings will directly benefit the Company and its customers by providing low cost debt from time to time over a three year period to fund the Company's water treatment plant upgrade project as well as other water utility capital improvements.

The Company also announced that last Friday the New Hampshire Public Utilities Commission (PUC) issued its Order approving Pennichuck Water’s request for temporary rate relief providing for an annualized increase in Pennichuck Water’s revenues of approximately $2.4 million, or 14.41%. The Order approved a settlement agreement among the Company, the New Hampshire PUC staff, the New Hampshire Office of Consumer Advocate and Anheuser-Busch, Inc., Pennichuck Water’s largest commercial/industrial customer. The Order calls for the temporary rate increase to be effective for service provided from and after July 18, 2006.

The primary purpose for Pennichuck Water’s requested rate relief is to allow it to recover a portion of costs incurred to upgrade its water treatment plant to meet more stringent federally mandated water quality standards. Pennichuck Water initiated the rate relief proceeding in June 2006 when it requested an overall increase in its rates that would result in an annualized increase in Pennichuck Water’s revenues of approximately $6.1 million, or 36.49%. At that time, Pennichuck Water proposed that the rate relief be considered in two parts – an initial increase of 15.91% and a step increase of 20.58%. The temporary rate relief announced today does not necessarily reflect the ultimate outcome of Pennichuck Water’s June 2006 request for permanent rate relief. Any difference between the temporary rate relief and the permanent rates ultimately approved by the New Hampshire PUC will be reconciled upon the approval of such permanent rates.

Pennichuck Corporation is a holding company located in Merrimack, New Hampshire with three wholly owned operating subsidiaries involved in regulated water supply and distribution throughout southern and central New Hampshire; non-regulated water-related services conducted through Pennichuck Water Service Corporation; and real estate investment and development activities conducted through The Southwood Corporation.

Pennichuck Corporation is traded on the NASDAQ Stock Market under the symbol “PNNW.”

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